Exhibit 10.2

PLAYTIKA HOLDING CORP. 2020 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE FOR ISRAELI PARTICIPANTS

Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Incentive Award Plan and the Sub-Plan for Israeli Participants (the “Sub-Plan,” and jointly with the 2020 Incentive Award Plan, as each may be amended from time to time, the “Plan,” except where the context otherwise requires), in each case, of Playtika Holding Corp. (the “Company”).
The Company hereby grants to the participant listed below (“Participant”) the Performance Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference, Section 102(b) of the ITO and the Rules promulgated in connection therewith and the Trust Agreement entered into between the Trustee and the Company, a copy of which has been provided to Participant or made available for Participant’s review. Each PSU is hereby granted in tandem with a corresponding dividend equivalent to the extent a portion of such PSU is vested, as further described in Article III of the Agreement (the “Dividend Equivalents”).

Participant:	[Insert Participant Name]
Grant Date:	[Insert Grant Date]
Number of PSUs:	[Insert Number of PSUs]
Minimum PSUs:	100 (the “Minimum PSUs”)
Vesting Schedule:	Subject to the terms of the Performance Stock Unit Agreement, the PSUs shall vest as set forth on Exhibit B to this Grant Notice.
Tax Status:	102 Capital Gains Track

If the Company uses an electronic capitalization table system (such as Shareworks) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.
By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement, Section 102(b) of the ITO and the Rules promulgated in connection therewith, and the Trust Agreement. In addition, by Participant’s signature below, Participant agrees that the Award shall be issued to the Trustee to hold on Participant’s behalf, pursuant to the terms of the ITO, the Rules and the Trust Agreement1. Furthermore, by Participant’s signature below, Participant confirms that the Company, its assignees and successors shall be under no duty to ensure, and no representation or commitment is made, that the Award qualifies or shall qualify under any particular tax treatment such as the “capital gains track” under Section 102, nor shall the Company, its assignees or successors be required to take any action for the qualification of any Award under such tax treatment. The Company shall have no liability
1 Any reference to issuance of Awards and underlying Shares to the Trustee to be held in Trust for the benefit of the Participant shall mean the supervision of the Trustee on such Awards and underlying Shares, including the application of any tax withholding requirements thereunder, pursuant to a relevant tax ruling to be obtained from the Israeli Tax Authority.

of any kind or nature in the event that, as a result of Applicable Laws, actions by the Trustee or any position or interpretation of the ITA, or for any other reason whatsoever, an Award shall be deemed not to qualify for any particular tax treatment. Participant has reviewed the Plan, this Grant Notice, the Agreement and the Trust Agreement, in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. In addition, Participant confirms that he/she is familiar with the terms and provisions of Section 102 of the ITO, particularly the 102 Capital Gains Track described in subsection (b)(2) thereof, and agrees that he/she shall not require the Trustee to release the Award or Shares to him/her, or to sell the Award or Shares to a third party, during the Required Holding Period, as set forth in the Sub-Plan, unless permitted to do so by Applicable Laws. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

PLAYTIKA HOLDING CORP.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:	ID:

EXHIBIT A
PERFORMANCE STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan or in the Sub-Plan.
Article I.
GENERAL
1.1Award of PSUs and Dividend Equivalents. The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested. Each vested portion of the PSU has a corresponding Dividend Equivalent as described in Article III.
1.2Incorporation of Terms of Plan. The PSUs and the Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
1.1Vesting; Forfeiture. The PSUs will vest according to the vesting schedule in the Grant Notice (the “Vesting Schedule”). Except as provided in the Grant Notice, in the event of Participant’s Termination of Service for any reason, all unvested PSUs and any unpaid Dividend Equivalents will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Unless and until the PSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such PSUs.
1.2Settlement.
(a)PSUs will be paid in Shares to the Trustee as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than sixty days after the applicable vesting date, who will hold them in trust for the benefit of Participant in accordance with the terms and provisions of this Agreement, the Plan and the Trust Agreement.
(b)All distributions shall be made by the Company in the form of whole shares of Common Stock.
(c)The Company shall notify the Trustee of the distribution of any Shares in respect of the PSUs set forth in this Agreement. If such issuance occurs during the Required Holding Period, the Shares issued upon the settlement of the PSUs shall be issued in the name of the Trustee, and held in trust on Participant’s behalf by the Trustee. In the event that such settlement occurs after the end of the Required Holding Period, the Shares issued upon the settlement of the PSUs shall either (i) be issued in the name of the Trustee, or (ii) be transferred to Participant directly, provided that Participant first complies with the tax provisions of the Plan and Sub-Plan, as provided in Section 4.2 below. In the event that Participant elects to have the Shares transferred to Participant without selling such Shares, Participant shall become liable to pay taxes immediately in accordance with the provisions of the ITO.
Article III.
DIVIDEND EQUIVALENTS

1.1Award of Dividend Equivalents. To the extent a portion of a PSU has vested, but such vested portion of such PSU has not yet settled pursuant to Section 2.2, such vested portion of such PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from such date of vesting until the earlier of the settlement or forfeiture of the PSU to which it corresponds. Pursuant to each outstanding Dividend Equivalent, Participant shall be entitled to receive additional PSUs (or cash as set forth in Section 3.4) equal to the value of any dividends, if any, that Participant would have received in respect of the Share underlying the PSU to which such Dividend Equivalent relates, had such Share been outstanding on the applicable dividend record date.
1.2Crediting of Additional PSUs. Subject to Section 3.3 below, when such dividends are so declared, the following shall occur:
(a)    On the date that the Company pays a cash dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional PSUs equal to the quotient of (i) the total number of vested PSUs subject to this Award but not yet distributed, multiplied by the per Share dollar amount of such dividend, divided by (ii) the Fair Market Value of a Share on the date such dividend is paid;

(b)     On the date that the Company pays a Common Stock dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional PSUs equal to the product of (i) the total number of vested PSUs subject to this Award but not yet distributed, multiplied by (ii) the number of Shares distributed with respect to such dividend per Share;

(c)    On the date that the Company pays any other type of distribution in respect of outstanding Shares, the Company shall credit Participant in an equitable manner based on the total number of PSUs subject to this Award but not yet distributed, as determined in the sole discretion of the Administrator; or

(d)    Pursuant to this Article III, in the event additional PSUs are credited to Participant as a result of any Dividend Equivalent right, the Company will provide Participant notice of the crediting of such additional PSUs.

3.3    Additional PSUs Subject to Same Terms. To the extent that any additional PSUs are credited to Participant in respect of Participant’s Dividend Equivalent rights, such additional PSUs shall be subject to the same terms as the original PSUs to which they relate.

3.4    Termination of Dividend Equivalents. Dividend Equivalent rights shall remain outstanding from the date of vesting through the earlier to occur of (i) the forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds or (ii) the delivery to Participant of payment for the PSU (in accordance with Section 2.2 above) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable record date for a Company dividend (other than due to the forfeiture of the PSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Article III, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Administrator, such Dividend Equivalent right amount shall be made in cash (rather than PSUs to be paid in Shares) within thirty days following the applicable dividend payment date. Further, if no dividend (or dividend record date) is declared by the Board prior to the date of forfeiture or date of settlement of the PSU to which such Dividend Equivalent right corresponds, such Dividend Equivalent right shall automatically be cancelled on such forfeiture date or settlement date.

3.5 Tax Implications. Dividend Equivalent rights and amounts that become distributable in respect thereof shall be treated separately from the original PSUs and the rights arising in connection therewith for the purposes of qualification of the original PSUs under the Capital Gains Route and the entitlement to any tax benefits under Section 102 to the ITO.

Article IV.
TAXATION AND TAX WITHHOLDING
1.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company and/or the Trustee or any of their agents.
1.2Taxes; Tax Withholding.
(a)The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs or the Dividend Equivalents to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from any taxable event related to the PSUs or the Dividend Equivalents (the “Tax Withholding Obligation”).
(b)At the time of any sale of the Shares underlying the PSU or the transfer of the Shares underlying the PSU from the Trustee to Participant, Participant shall be subject to tax. Such tax will be calculated and withheld at source by the Company and/or its Related Entities and/or the Trustee according to the requirements under the Applicable Laws. Participant may elect to satisfy the Tax Withholding Obligation by any means provided in accordance with Section 9.5 of the Plan, which includes Participant’s ability to instruct and authorize the Company to, with respect to the Tax Withholding Obligation arising as a result of the sale of the Shares underlying the PSUs or the transfer of the Shares underlying the PSUs from the Trustee to Participant (in each case, including additional PSUs granted pursuant to Section 3.2), withhold a net number of vested Shares otherwise issuable pursuant to the PSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Related Entities.
(c)Subject to Section 9.5 of the Plan, the applicable Tax Withholding Obligation will be determined based on Participant's Applicable Tax Withholding Rate. Participant's “Applicable Tax Withholding Rate” shall mean (i) the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; provided, further, that in no event shall Participant’s Applicable Tax Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding; provided, however, that the number of Shares tendered or withheld, if applicable, pursuant to Section 4.2(b) shall be rounded up to the nearest whole Share sufficient to cover the applicable Tax Withholding Obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs and Dividend Equivalents under generally accepted accounting principles.
(d)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Related Entity or the Trustee takes with respect to any Tax Withholding Obligations that arise in connection with the PSUs and the Dividend Equivalents. Neither the Company nor any Related Entity nor the Trustee makes any representation or undertaking regarding the tax treatment to Participant in connection with the PSUs and the Dividend Equivalents or the subsequent sale of Shares. The Company and the Related Entities and the Trustee do not commit and are under no obligation to structure the PSUs and the Dividend Equivalents to reduce or eliminate Participant’s tax liability. Furthermore, Participant agrees to indemnify the Company and/or its Related Entities and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to Participant for which Participant is responsible. The Company or any of its Related Entities and the Trustee may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to the Award and the settlement thereof. In addition, Participant will be required to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax regulations.

Article V.
OTHER PROVISIONS
1.1Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, the Award shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan. In addition, the Award and any Shares underlying the PSUs shall be subject to the applicable restrictions provided in the Sub-Plan, in particular, those restrictions imposed in the framework of Section 102(b) of the ITO with respect to the Required Holding Period.
1.2Stop-Transfer Orders.
(a)Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(b)Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.
(c)Other Restrictions on Transfer. In addition to the limitations contained in Section 5.1 above and this Section 5.2, Participant agrees and acknowledges that Participant will not transfer in any manner the Shares issued pursuant to this Agreement unless (a) the transfer is pursuant to an effective registration statement under the Securities Act or the rules and regulations in effect thereunder, or (b) counsel for the Company shall have reasonably concluded that no such registration is required because of the availability of an exemption from registration under the Securities Act. To the extent permitted by Applicable Laws, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
1.3Adjustments. Participant acknowledges that the PSUs, the Dividend Equivalents and the Shares issuable with respect thereto are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.4Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or any equivalent non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.6Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

1.8Entire Agreement. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the Trust Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company. Participant hereby agrees to execute such further instruments and to take such further action as the Company requests to carry out the purposes and intent of this Agreement and the Plan, including, without limitation, restrictions on the transferability of the Shares. This Agreement may not be amended without the written consent of Participant and an authorized officer of the Company.
1.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
1.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and the Dividend Equivalents, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the PSUs and the Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
1.11Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Trustee (including through electronic delivery to a brokerage account unless otherwise required by the Trustee for compliance with Section 102). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant or the Trustee, as applicable, will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares, except that any and all rights issued in respect of the Shares, including bonus shares but excluding cash dividends (“Rights”), shall be deposited with the Trustee and held thereby until the lapse of the Required Holding Period, and such Rights shall be subject to Section 102. Notwithstanding the aforesaid, Participant may sell Shares or Rights or execute a transfer of such Shares or Rights to Participant prior to the lapse of the Required Holding Period, provided that tax is withheld at source by the Company in accordance with the ITO, the Rules and the terms and conditions of the Trust Agreement. In such case, Participant’s gains shall be classified as ordinary income and Participant shall be subject to tax on such income at marginal tax rates plus social security and national health insurance payments. The issuance of Shares under this Award to Participant shall be subject to Participant’s satisfaction of the conditions under Section 10.14 of the Plan.
1.12Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Related Entity or interferes with or restricts in any way the rights of the Company and its Related Entities, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Related Entity and Participant.
1.13Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

1.14Governing Law. The provisions of the Plan and all Awards made thereunder, including the PSUs and the Dividend Equivalents, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.
1.15Section 102 Compliance.
        (a)     As a 102 Capital Gains Track Grant, the Award shall be deposited with the Trustee as required by law to qualify under Section 102, for the benefit of Participant. Participant shall comply with the ITO, the Rules, and the terms and conditions of the Trust Agreement.

        (b)    The Trustee shall hold the Award or any Shares issued upon settlement of the Award for the Required Holding Period, as set forth in the Sub-Plan. It is acknowledged that as long as the Shares are held by the Trustee, the Trustee shall be the registered shareholder of the Shares, and hold such Shares for the benefit of Participant.

        (c)     In the event that Participant disposes of any Shares underlying the Award     prior to the expiration of the Required Holding Period or directs a transfer of the Shares underlying the Award from the Trustee to Participant prior to the expiration of the Required Holding Period, Participant acknowledges and agrees that any additional gains from the sale of such Shares shall not qualify for the tax treatment under the 102 Capital Gains Track and shall be subject to taxation in Israel in accordance with ordinary income tax principles. Participant further acknowledges and agrees that in such instance, Participant shall be liable for the employer’s component of payments to the Israeli National Insurance Institute (to the extent such payments by Participant’s employer are required).

        (d)     Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Award or Shares issued to Participant thereunder.

        (e)     Participant hereby confirms that Participant shall execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the ITO and particularly, the Rules.

1.16Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

EXHIBIT B

VESTING SCHEDULE
Capitalized terms used in this Exhibit B and not defined in Section 3 below shall have the meanings given them in the Agreement to which this Exhibit B is attached.
1.Performance-Based Vesting.
(a)    Performance Vesting. Subject to Sections 1(b) and (c) below, such number of PSUs shall vest on each Annual Determination Date (as defined below) based on the Company’s Annual Revenue Growth Rate (as defined below) during the applicable Annual Performance Period (as defined below) as is determined by multiplying (i) the number of PSUs set forth in the Grant Notice, by (ii) 25%, by (iii) the Revenue Growth Achievement Percentage (as determined in the chart below); provided, however, that in no event shall less than 25% of the Minimum PSUs set forth in the Grant Notice vest on each such Annual Determination Date.

Annual Revenue Growth Rate for Annual Performance Period	Revenue Growth Achievement Percentage
Less than 6%	0%
6%	50%
7.5%	75%
9% or more	100%

If the Company’s Annual Revenue Growth Rate for the applicable Annual Performance Period is between two achievement levels, the Revenue Growth Achievement Percentage for such fiscal year shall be determined by linear interpolation between the applicable achievement levels.
    Subject to Sections 1(b) and (c) below, Participant must not have experienced a Termination of Service prior to the applicable Annual Determination Date in order to be eligible for vesting pursuant to this Section 1(a) on the applicable Annual Determination Date.
(b)    Effect of a Change in Control. Notwithstanding Section 1(a) above, upon the occurrence of a Change in Control occurring prior to the final Annual Determination Date:
    (i)    With respect to a completed Annual Performance Period for which the applicable Annual Determination Date has not occurred, such number of PSUs as determined pursuant to Section 1(a) for such completed Annual Performance Period shall vest immediately prior to the consummation of such Change in Control; and
    (ii)    All 100% of the outstanding PSUs as of the date of the Change in Control (after giving effect to any vesting pursuant to clause (i)) shall be considered “Post-Change in Control Vesting Eligible PSUs” for purposes of this Award and shall vest based on the passage of time in substantially equal installments on each December 31 occurring following the Change in Control through and including December 31, 2025, provided, that, the Participant has not experienced a Termination of Service prior to the applicable vesting date. Notwithstanding the foregoing sentence, in the event Participant experiences a Qualifying Termination after a Change in Control, but on or prior to December 31, 2025, any outstanding and unvested Post-Change in Control Vesting Eligible PSUs shall accelerate and vest in full on the date of termination.
(c)    Effect of a Qualifying Termination Prior to a Change in Control. Notwithstanding Section 1(a) above, in the event Participant experiences a Termination of Service prior to the final Annual Determination Date and prior to a Change in Control as a result of his or her Qualifying Termination, (i) if such Qualifying Termination occurs following the termination of an Annual Performance Period but prior to the Annual Determination Date, Participant shall remain eligible to vest in the number of PSUs that would vest on such Annual Determination Date pursuant to Section 1(a) above, and (ii) if such Qualifying Termination occurs during an Annual Performance Period, Participant shall remain eligible to vest in a number of PSUs on the Annual Determination Date for such Annual Performance Period in which the Qualifying Termination occurs, if any, as is equal to (A) the number of PSUs that would vest on such Annual Determination Date pursuant to Section 1(a) above, multiplied by (B) the percentage determined by dividing (x) the number of calendar days elapsed during such Annual Performance Period through and including the date of such Qualifying Termination, by (y) three hundred sixty-five; provided, however, if such Qualifying Termination occurs within three months preceding the occurrence of a Change in Control, all of Participant’s outstanding PSUs at the time of such Qualifying Termination shall instead be treated as provided in Section 1(b) above upon the occurrence of such Change in Control as if such Qualifying Termination occurred immediately following such Change in Control.
        (d)    Maximum PSUs. In no event will more than the number of PSUs set forth in the Grant Notice vest pursuant to this Agreement.
2.Forfeiture. Subject to Sections 1(b) and (c) above, Participant must not have experienced a Termination of Service prior to the applicable vesting date in order to be eligible for vesting in the Award. Any portion of the Award and any PSUs which do not vest pursuant to Section 1 above or are no longer eligible to vest following Participant’s Termination of Service shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or PSUs.
3.Definitions. For purposes of this Agreement, the following terms shall have the meanings given below:
(a)“Annual Determination Date” means the date on which the Committee certifies in writing the Company’s Revenue Growth Achievement Percentage for the applicable Annual Performance Period. The Annual Determination Date will occur prior to February 15 of the calendar year following the applicable Annual Performance Period.
(b)“Annual Measurement Date” means December 31 of each Performance Period, provided, that, should a Change in Control occur prior to the applicable Annual Measurement Date, the “Annual Measurement Date” for that Annual Performance Period shall be the date of the Change in Control.
(c) “Annual Performance Period” means each of the First Annual Performance Period, the Second Annual Performance Period, the Third Annual Performance Period and the Fourth Annual Performance Period.
(d) “Annual Revenue Growth Rate” means the Company’s Revenue for a calendar year during the applicable Annual Performance Period divided by the Revenue for the immediately preceding calendar year less one (expressed as a percentage). If there are changes affecting the measurement of Revenue during one of the years used in the calculation, the Annual Revenue Growth Rate shall be determined using a consistent measurement of Revenue for the two years used in this calculation.
(e) “First Annual Performance Period” means the period beginning on January 1, 2022 and ending on the first to occur of (i) December 31, 2022 or (ii) the date of a Change in Control.
(f)“Fourth Annual Performance Period” means the period beginning on January 1, 2025 and ending on the first to occur of (i) December 31, 2025 or (ii) the date of a Change in Control.
(g) “Qualifying Termination” means a Participant’s termination by the Company without Cause or Participant’s resignation for Good Reason.
(h)"Revenue" means the Company’s revenues determined in accordance with accounting principles generally accepted in the United States.

(i)“Second Annual Performance Period” means the period beginning on January 1, 2023 and ending on the first to occur of (i) December 31, 2023 or (ii) the date of a Change in Control.
(j)“Third Annual Performance Period” means the period beginning on January 1, 2024 and ending on the first to occur of (i) December 31, 2024 or (ii) the date of a Change in Control.